Exhibit 99.1
April 21, 2020

Fellow Shareholders,

In our 20+ year history, we have never seen a future more uncertain or unsettling. The coronavirus has reached every corner of the world and, in the absence of a widespread treatment or vaccine, no one knows how or when this terrible crisis will end. What’s clear is the escalating human cost in terms of lost lives and lost jobs, with tens of millions of people now out of work.
At Netflix, we’re acutely aware that we are fortunate to have a service that is even more meaningful to people confined at home, and which we can operate remotely with minimal disruption in the short to medium term. Like other home entertainment services, we’re seeing temporarily higher viewing and increased membership growth. In our case, this is offset by a sharply stronger US dollar, depressing our international revenue, resulting in revenue-as-forecast. We expect viewing to decline and membership growth to decelerate as home confinement ends, which we hope is soon.
By helping people connect with stories they love, we are able to provide comfort and escape as well as a sense of community during this pandemic. So our focus has been on maintaining the quality of our service while our employees around the world adapt to working from home.
For the most part, this has gone smoothly. Our product teams, for example, have been relatively unaffected. As a precaution, we have temporarily reduced the number of product innovations we try, while continuing to release features that we know will add meaningful value for our members, such as improved parental controls.
However, we have seen significant disruption when it comes to customer support and content production. On the customer support side, we’ve now fixed most of our work-from-home challenges. In addition, we’ve taken on another 2,000 agents (all working remotely), so our customer service levels are almost fully restored despite the increased demand.
When it comes to production, almost all filming has now been stopped globally, with the exception of a few countries like Korea and Iceland. This has been devastating for millions of workers in the TV and film industry - electricians, hair and make-up artists, carpenters and drivers who are often paid hourly wages and work project-to-project.
In March, we created a $100 million1 fund to help with hardship in the industry, starting with the hardest hit workers on our productions, where Netflix has the greatest responsibility. We will have paid these crews for about seven weeks, with the goal of providing a bridge until government safety nets kick in. In addition, we’re donating $30 million to third parties and non-profits, providing emergency relief to out-of-work crew and cast across the broader TV and film industry in countries where we have a large production base.
This includes donations of $1 million each to the SAG-AFTRA Foundation COVID-19 Disaster Fund2, the Motion Picture and Television Fund3 and the Actors Fund Emergency Assistance4 in the US, and $1 million between the AFC5 and Fondation des Artistes6 in Canada. These are all well established hardship funds. In other countries where no such funds exist, we’ve been working to set them up, including in the UK (£1 million) with the British Film Institute7, in Italy (€1 million) with the Italian Film Commission8, in France (€1 million) with Audiens9, in Brazil

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1 https://media.netflix.com/en/company-blog/emergency-support-for-workers-in-the-creative-community
2 https://sagaftra.foundation/assistance/disasterrelief/
3 https://mptf.com/
4 https://actorsfund.org/
5 https://afchelps.ca/
6 https://fondationdesartistes.ca/
7 https://www.bfi.org.uk/news-opinion/news-bfi/announcements/covid-19-film-tv-emergency-relief-fund
8 http://www.filminginitaly.com/home
9 https://media.netflix.com/fr/press-releases/netflix-and-audiens-establish-new-covid-19-film-and-tv-emergency-fund

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(R$5 million) with the Brazilian Institute of Audiovisual Content10, in Mexico ($1 million) with the Mexican Academy of Film Arts and Sciences11, in Spain (€1 million) with the Ministry of Culture and Sport, Accion Cultural and the Film Academy12 and in the Netherlands (€1 million) with the Netherlands Film Fund13.
In total, we have committed to spend $150 million supporting the industry through this crisis.
Netflix’s culture is designed to empower decision making at all levels of the company. Throughout this crisis, our employees have been working tirelessly to maintain the quality of our service and to find quick, practical solutions to the problems Netflix and our partners face.
For example, within two weeks of the shelter-in-place orders coming into effect in Los Angeles, most of our animation production team was back up and running, working from home. On the post production side, we’ve been able to get 200+ projects going remotely. Most of our series writers’ rooms are operating virtually. However, we’ve been unable to create dubs in Italian and some other languages due to home confinement of our voice talent for a handful of titles launching in April and May. But we hope that with the help of guilds around the world, voice actors can be set up from home, ensuring that they can stay safe and continue to earn a living. Similar efforts are underway for both music and visual effects.
This pandemic has demonstrated the importance of a strong Internet like never before. Over the years, we’ve invested heavily in Open Connect, a pioneering caching system that puts our library of content as close to members’ homes as possible. This enables ISPs to run their networks more efficiently and at a lower cost. However, given the surge in internet use, networks in some countries have struggled to cope.
In March, we were asked by a number of governments and ISPs to temporarily reduce the network traffic of our members. Using our Open Connect technology, our engineering team was able to respond immediately, reducing network use by 25 percent14 virtually overnight in those countries, while also substantially maintaining the quality of our service, including in higher definition. We’re now working with ISPs to help increase capacity so that we can lift these limitations as conditions improve.
Netflix employees have been outstanding and to help them support their local communities, we’ve doubled our charitable match giving program for 2020. So for every $1 donated by our employees to an organization, we now donate an additional $2 to that organization.
Last, and most important of all, we want to say thank you on behalf of all our employees to the heroic doctors, nurses and first responders fighting this pandemic on the frontlines and the grocery, restaurant and other essential workers who take risks to make sure our families are fed and taken care of. We are truly inspired and humbled by you.

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10 https://entretenimento.uol.com.br/noticias/redacao/2020/04/14/netflix-doa-r-5-milhoes-para-ajudar-trabalhadores-do-audiovisual-no-brasil.htm?utm_source=twitter&utm_medium=social-media&utm_content=geral&utm_campaign=geek
11 https://www.amacc.org.mx/prensa/2020/convocatoria-netflix-amacc-comunicado-de-prensa/
12 https://media.netflix.com/es_es/press-releases/netflix-accion-cultural-espanola-the-spanish-film-academy-and-icaa-spanish-ministry-of-culture-and-sport-join-forces-to-establish-an-emergency-line-for-audiovisual-workers-hit-by-covid-19
13 https://www.filmfonds.nl/page/8647/netflix-en-nederlands-filmfonds-richten-een-steunfonds-op-voor
14 https://media.netflix.com/en/company-blog/reducing-netflix-traffic-where-its-needed

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Our summary results for Q1 and our Q2 forecast can be found in the table below.

(in millions except per share data and Streaming Content Obligations)	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20 Forecast
Revenue	$4,521	$4,923	$5,245	$5,467	$5,768	$6,048
Y/Y % Growth	22.2%	26.0%	31.1%	30.6%	27.6%	22.8%
Operating Income	$459	$706	$980	$459	$958	$1,080
Operating Margin	10.2%	14.3%	18.7%	8.4%	16.6%	17.9%
Net Income	$344	$271	$665	$587	$709	$820
Diluted EPS	$0.76	$0.60	$1.47	$1.30	$1.57	$1.81

Global Streaming Paid Memberships	148.86	151.56	158.33	167.09	182.86	190.36
Y/Y % Growth	25.2%	21.9%	21.4%	20.0%	22.8%	25.6%
Global Streaming Paid Net Additions	9.60	2.70	6.77	8.76	15.77	7.50

Net cash provided by (used in) operating activities	$(380)	$(544)	$(502)	$(1,462)	$260
Free Cash Flow*	$(460)	$(594)	$(551)	$(1,670)	$162
Adjusted EBITDA**	$584	$836	$1,107	$586	$1,084
Shares (FD)	451.9	452.2	451.6	451.4	452.5
Streaming Content Obligations*** ($B)	18.9	18.5	19.1	19.5	19.2
Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash provided by (used in) operating and investing activities
** Adjusted EBITDA represents net income before interest expense and other income/expense, income taxes, depreciation and amortization of property and equipment and further adjusted to exclude other non-cash charges or non-recurring items
*** Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

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Q1 Results and Q2 Forecast
Despite paid net additions that were higher than forecast, revenue was in-line with our guidance due to the appreciation in the US dollar vs. other currencies. Excluding a -$115m impact from F/X, streaming ARPU grew 8% year over year. Operating margin of 16.6% (vs. 10.2% in the prior year quarter) was lower than our 18.0% forecast as we incurred $218m in incremental content costs due to paused productions and hardship fund commitments (a 3.8 percentage point impact to operating margin).
There are three primary effects on our financial performance from the crisis. First, our membership growth has temporarily accelerated due to home confinement. Second, our international revenue will be less than previously forecast due to the dollar rising sharply. Third, due to the production shutdown, some cash spending on content will be delayed, improving our free cash flow, and some title releases will be delayed, typically by a quarter. More on each of these three effects below.
During the first two months of Q1, our membership growth was similar to the prior two years, including in UCAN. Then, with lockdown orders in many countries starting in March, many more households joined Netflix to enjoy entertainment. This timing of paid membership additions also affected our Q1’20 global streaming ARPU; this was the primary driver of the sequential decline in streaming ARPU as the revenue impact from these additions late in the quarter will be mostly felt in Q2’20 and beyond.
Hopefully, progress against the virus will allow governments to lift the home confinement soon. As that happens, we expect viewing and growth to decline. Our internal forecast and guidance is for 7.5 million global paid net additions in Q2. Given the uncertainty on home confinement timing, this is mostly guesswork. The actual Q2 numbers could end up well below or well above that, depending on many factors including when people can go back to their social lives in various countries and how much people take a break from television after the lockdown. Some of the lockdown growth will turn out to be pull-forward from the multi-year organic growth trend, resulting in slower growth after the lockdown is lifted country-by-country. Intuitively, the person who didn’t join Netflix during the entire confinement is not likely to join soon after the confinement. Plus, last year we had new seasons of Money Heist and Stranger Things in Q3, which were not planned for this year’s Q3. Therefore, we currently guess that Q3’20 and Q4’20 will have lower net additions than last year due to these effects.
Second, partially due to the crisis, the US dollar has appreciated significantly, which creates a drag on international revenue growth. As an example, the price for our standard plan in Brazil is R$33, which used to be $8.5 last year but now is $6.5 based on April 2020 F/X rates, so we have a ~25% decline in US dollar average subscription price from Brazil, which offsets strong membership growth.
Third, we’ve paused most of our productions across the world in response to government lockdowns and guidance from local public health officials. In Q2, there is only a modest impact on our new releases, which is primarily language dubbing. No one knows how long it will be until we can safely restart physical production in various countries, and, once we can, what international travel will be possible, and how negotiations for various resources (e.g., talent, stages, and post-production) will play out. The impact on us is less cash spending this year as some content projects are pushed out. We are working hard to complete the content we know our members want and we’re complementing this effort with additional licensed films and series.
Our content competitors and suppliers will be impacted about as much as we are, in terms of new titles. Since we have a large library with thousands of titles for viewing and very strong recommendations, our member satisfaction may be less impacted than our peers’ by a shortage of new content, but it will take time to tell.

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We continue to target a 16% operating margin for the full year 2020, despite the extra costs in Q1. As a reminder, more than half of our revenue is not denominated in US dollars and we don’t hedge our foreign exchange exposure. If the US dollar remains at these elevated levels (or strengthens further), we may target modestly slower growth in our annual operating margin progression next year. Given that lead time, we believe we can readjust our model to be appropriate in that new stronger US dollar world.
Content
As people shelter at home, our hope is that we can help make that experience more bearable by providing a diverse range of high quality content for our members. While our productions are largely paused around the world, we benefit from a large pipeline of content that was either complete and ready for launch or in post-production when filming stopped.
For Q2, we’re looking forward to releasing all of our originally planned shows and films (with some language dubbing impacts on a few titles). We’re also finding ways to bolster our programming this year - including the recent acquisition of Paramount’s and Media Rights Capital’s The Lovebirds15, a comedy starring Issa Rae and Kumail Nanjiani, for Q2’20 and Legendary Pictures’ Enola Holmes16 starring Millie Bobby Brown, Helena Bonham Carter, Henry Cavill, and Sam Claflin, for Q3 ‘20. So, while we’re certainly impacted by the global production pause, we expect to continue to be able to provide a terrific variety of new titles throughout 2020 and 2021.
Our Q1 slate highlighted the variety of content that people enjoy en masse all over the world on Netflix: scripted English language series like Ozark season 3 (a projected 29m member households will have chosen to watch this season in its first four weeks), the riveting docu-series Tiger King: Murder, Mayhem and Madness (64m), our breakthrough unscripted dating show Love is Blind17 (30m), original film Spenser Confidential (85m), and season four of the Spanish language hit La Casa de Papel, aka Money Heist (a projected 65m), which debuted in early April.
In Q2, we are looking forward to the launch of Space Force, our new original comedy series created by Greg Daniels (The Office) and Steve Carell, starring Carell, John Malkovich and Lisa Kudrow. We just launched our latest buzzy unscripted series Too Hot to Handle, #BlackAF from Kenya Barris and, outside the US, the Michael Jordan documentary The Last Dance, which we co-produced with ESPN (launching on Netflix in the US on July 19). We will also premiere Hollywood18 from Ryan Murphy, and, later this week, Extraction19, a large scale action film starring Chris Hemsworth and directed by Sam Hargrave, who was the stunt coordinator and choreographer on films like Avengers: Endgame, Avengers: Infinity War, Deadpool 2, and Captain America: Civil War.
Product
In February, we rolled out our Top 10 most popular lists20 to nearly 100 countries, after testing this feature last year in the UK and Mexico. In each of these countries, there are now three daily lists: Top 10 overall, Top 10 series and Top 10 films. Our goal with this feature is to help members find great TV shows and films and enable them to be part of the cultural zeitgeist in their country.

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15 https://www.youtube.com/watch?v=Y-rRtM7sC5A&feature=youtu.be
16 https://media.netflix.com/en/press-releases/netflix-acquires-legendary-entertainments-enola-holmes-starring-millie-bobby-brown
17 https://www.foxbusiness.com/lifestyle/netflix-love-is-blind-social-media
18 https://www.youtube.com/watch?v=Q3EASLgzOcM&feature=youtu.be
19 https://www.youtube.com/watch?v=L6P3nI6VnlY&feature=youtu.be
20 https://media.netflix.com/en/company-blog/see-whats-popular-on-netflix

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Recently, we’ve also enhanced our parental controls for our service to improve the experience for family members of all ages. Updates21 include (i) PIN-controlled access to content by maturity level; (ii) the ability to PIN protect specific titles as well as profiles; (iii) Profile-level content filtering; (iv) the ability to create kids’ experiences that can be customized for different age groups (‘teens and below,’ ‘older kids and below’ and ‘little kids’); and (v) the ability to disable post-play for kids from account settings.
Cash Flow and Capital Structure
In Q1, net cash used in operating activities was +$260 million vs. -$380 million in the prior year period. Free cash flow22 totaled +$162 million compared with -$460 million in the year ago quarter. As we stated last quarter, our FCF profile is beginning to improve due to growing operating margin and profits and as we digest our big move into the production of Netflix originals (which requires more cash upfront vs. later-window content) that started five years ago.
With our productions currently paused, this will shift out some cash spending on content to future years. As a result, we’re now expecting 2020 FCF of -$1 billion or better (compared with our prior 2020 expectation of -$2.5 billion and -$3.3 billion actual in 2019). This dynamic may result in more lumpiness in our path to sustained FCF profitability (as, prior to the pandemic, we had been planning for annual improvement in FCF). However, there has been no material change to our overall time table to reach consistent annual positive FCF and we believe that 2019 will still represent the peak in our annual FCF deficit.
We finished the quarter with cash of $5.2 billion, while our $750m unsecured credit facility remains undrawn. Combined with our improved FCF outlook for 2020, we have more than 12 months of liquidity and substantial financial flexibility. Our financing strategy remains unchanged - our current plan is to continue to use debt to finance our investment needs.

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21 https://media.netflix.com/en/company-blog/more-choice-and-control-for-families
22 For a reconciliation of free cash flow to net cash (used in) operating activities, please refer to the reconciliation in tabular form on the attached unaudited financial statements and the footnotes thereto.

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Reference
For quick reference, our eight most recent investor letters are: January 2020,23 October 2019,24 July 2019,25 April 2019,26 January 2019,27 October 2018,28 July 2018,29 April 2018.30
Appendix

(in millions)	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20
UCAN Streaming:
Revenue	$2,257	$2,501	$2,621	$2,672	$2,703
Paid Memberships	66.63	66.50	67.11	67.66	69.97
Paid Net Additions	1.88	(0.13)	0.61	0.55	2.31
ARPU	$11.45	$12.52	$13.08	$13.22	$13.09
Y/Y % Growth	4%	12%	17%	17%	14%
F/X Neutral Y/Y % ARPU Growth	4%	13%	17%	17%	14%

EMEA:
Revenue	$1,233	$1,319	$1,428	$1,563	$1,723
Paid Memberships	42.54	44.23	47.36	51.78	58.73
Paid Net Additions	4.72	1.69	3.13	4.42	6.96
ARPU	$10.23	$10.13	$10.40	$10.51	$10.40
Y/Y % Growth	(4)%	(6)%	1%	3%	2%
F/X Neutral Y/Y % ARPU Growth	2%	3%	6%	7%	4%

LATAM:
Revenue	$630	$677	$741	$746	$793
Paid Memberships	27.55	27.89	29.38	31.42	34.32
Paid Net Additions	1.47	0.34	1.49	2.04	2.90
ARPU	$7.84	$8.14	$8.63	$8.18	$8.05
Y/Y % Growth	(11)%	(5)%	8%	9%	3%
F/X Neutral Y/Y % ARPU Growth	7%	12%	17%	18%	12%

APAC:
Revenue	$320	$349	$382	$418	$484
Paid Memberships	12.14	12.94	14.49	16.23	19.84
Paid Net Additions	1.53	0.80	1.54	1.75	3.60
ARPU	$9.37	$9.29	$9.29	$9.07	$8.94
Y/Y % Growth	(2)%	(1)%	—%	(1)%	(5)%
F/X Neutral Y/Y % ARPU Growth	3%	5%	3%	—%	(3)%

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23 https://s22.q4cdn.com/959853165/files/doc_financials/2019/q4/FINAL-Q4-19-Shareholder-Letter.pdf
24 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q3/FINAL-Q3-19-Shareholder-Letter.pdf
25 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q2/Q2-19-Shareholder-Letter-FINAL.pdf
26 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q1/FINAL-Q1-19-Shareholder-Letter.pdf
27 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q4/01/FINAL-Q4-18-Shareholder-Letter.pdf
28 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q3/FINAL-Q3-18-Shareholder-Letter.pdf
29 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q2/FINAL-Q2-18-Shareholder-Letter.pdf
30 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q1/FINAL-Q1-18-Shareholder-Letter.pdf

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April 21, 2020 Earnings Interview, 3pm PT
Our video interview with Michael Morris of Guggenheim Securities will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to michael.morris@guggenheimpartners.com. Reed Hastings, CEO, Spence Neumann, CFO, Ted Sarandos, Chief Content Officer, Greg Peters, Chief Product Officer and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Michael’s questions.

IR Contact:	PR Contact:
Spencer Wang	Richard Siklos
VP, Finance/IR & Corporate Development	VP, Communications
408 809-5360	408 540-2629

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow and adjusted EBITDA. Management believes that free cash flow and adjusted EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the business impact of the coronavirus (COVID-19) pandemic, including on viewing hours, membership growth, new content releases including delays and impact of delays on consumers, restarting production and post-production activities, lifting of restrictions on our network use, the end of “shelter in place” orders and other home confinement, international revenue growth, cash spending on content, free cash flow, and the impact on competitors and suppliers; product innovation and releases; content availability and future content offerings; cash use, including content spend; liquidity; free cash flow; future capital raises; consolidated revenue, revenue growth, operating income, operating margin, net income, earnings per share, global streaming paid members and membership growth, and global streaming paid net additions. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; competition, including consumer adoption of different modes of viewing in-home filmed entertainment; and the impact of the coronavirus (COVID-19) pandemic. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 29, 2020. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Revenues	$5,767,691	$5,467,434	$4,520,992
Cost of revenues	3,599,701	3,466,023	2,870,614
Marketing	503,830	878,937	616,578
Technology and development	453,817	409,376	372,764
General and administrative	252,087	254,586	201,952
Operating income	958,256	458,512	459,084
Other income (expense):
Interest expense	(184,083)	(177,801)	(135,529)
Interest and other income (expense)	21,697	(131,378)	76,104
Income before income taxes	795,870	149,333	399,659
Provision for (benefit from) income taxes	86,803	(437,637)	55,607
Net income	$709,067	$586,970	$344,052
Earnings per share:
Basic	$1.61	$1.34	$0.79
Diluted	$1.57	$1.30	$0.76
Weighted-average common shares outstanding:
Basic	439,352	438,547	436,947
Diluted	452,494	451,367	451,922

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Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,151,884	$5,018,437
Other current assets	1,295,897	1,160,067
Total current assets	6,447,781	6,178,504
Content assets, net	25,266,889	24,504,567
Property and equipment, net	650,455	565,221
Other non-current assets	2,694,785	2,727,420
Total assets	$35,059,910	$33,975,712
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,761,585	$4,413,561
Accounts payable	545,488	674,347
Accrued expenses and other liabilities	1,061,090	843,043
Deferred revenue	986,753	924,745
Short-term debt	498,809	—
Total current liabilities	7,853,725	6,855,696
Non-current content liabilities	3,206,051	3,334,323
Long-term debt	14,170,692	14,759,260
Other non-current liabilities	1,420,148	1,444,276
Total liabilities	26,650,616	26,393,555
Stockholders' equity:
Common stock	2,935,532	2,793,929
Accumulated other comprehensive loss	(47,054)	(23,521)
Retained earnings	5,520,816	4,811,749
Total stockholders' equity	8,409,294	7,582,157
Total liabilities and stockholders' equity	$35,059,910	$33,975,712

11

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Cash flows from operating activities:
Net income	$709,067	$586,970	$344,052
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Additions to content assets	(3,294,275)	(3,945,542)	(2,997,746)
Change in content liabilities	258,945	(571,351)	(14,698)
Amortization of content assets	2,483,385	2,579,669	2,124,686
Depreciation and amortization of property, equipment and intangibles	28,517	27,818	23,561
Stock-based compensation expense	97,019	100,066	101,200
Other non-cash items	65,448	63,893	45,708
Foreign currency remeasurement loss (gain) on debt	(93,060)	122,100	(57,600)
Deferred taxes	46,619	(188,694)	6,627
Changes in operating assets and liabilities:
Other current assets	(127,353)	(195,951)	(32,076)
Accounts payable	(149,153)	230,847	(124,467)
Accrued expenses and other liabilities	214,191	(234,036)	157,647
Deferred revenue	62,008	9,239	47,793
Other non-current assets and liabilities	(41,446)	(47,003)	(4,486)
Net cash provided by (used in) operating activities	259,912	(1,461,975)	(379,799)
Cash flows from investing activities:
Purchases of property and equipment	(98,015)	(107,737)	(60,381)
Change in other assets	(288)	(99,834)	(19,722)
Net cash used in investing activities	(98,303)	(207,571)	(80,103)
Cash flows from financing activities:
Proceeds from issuance of debt	—	2,226,110	—
Debt issuance costs	—	(17,942)	—
Proceeds from issuance of common stock	43,694	15,633	22,972
Net cash provided by financing activities	43,694	2,223,801	22,972
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(70,902)	29,810	(5,014)
Net increase (decrease) in cash, cash equivalents, and restricted cash	134,401	584,065	(441,944)
Cash, cash equivalents and restricted cash at beginning of period	5,043,786	4,459,721	3,812,041
Cash, cash equivalents and restricted cash at end of period	$5,178,187	$5,043,786	$3,370,097

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$259,912	$(1,461,975)	$(379,799)
Net cash used in investing activities	(98,303)	(207,571)	(80,103)
Non-GAAP free cash flow	$161,609	$(1,669,546)	$(459,902)

12

Netflix, Inc.
Streaming Revenue and Membership Information by Region
(unaudited)
(in thousands, except revenue per membership)

	As of / Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
United States and Canada (UCAN)
Revenues	$2,702,776	$2,671,908	$2,256,851
Paid net membership additions	2,307	548	1,876
Paid memberships at end of period	69,969	67,662	66,633
Average paying memberships	68,816	67,388	65,695
Average monthly revenue per paying membership	$13.09	$13.22	$11.45

Europe, Middle East, and Africa (EMEA)
Revenues	$1,723,474	$1,562,561	$1,233,379
Paid net membership additions	6,956	4,423	4,724
Paid memberships at end of period	58,734	51,778	42,542
Average paying memberships	55,256	49,567	40,180
Average monthly revenue per paying membership	$10.40	$10.51	$10.23

Latin America (LATAM)
Revenues	$793,453	$746,392	$630,472
Paid net membership additions	2,901	2,037	1,470
Paid memberships at end of period	34,318	31,417	27,547
Average paying memberships	32,868	30,399	26,812
Average monthly revenue per paying membership	$8.05	$8.18	$7.84

Asia-Pacific (APAC)
Revenues	$483,660	$418,121	$319,602
Paid net membership additions	3,602	1,748	1,534
Paid memberships at end of period	19,835	16,233	12,141
Average paying memberships	18,034	15,359	11,374
Average monthly revenue per paying membership	$8.94	$9.07	$9.37

Total Streaming
Revenues	$5,703,363	$5,398,982	$4,440,304
Paid net membership additions	15,766	8,756	9,604
Paid memberships at end of period	182,856	167,090	148,863
Average paying memberships	174,973	162,712	144,061
Average monthly revenue per paying membership	$10.87	$11.06	$10.27

13

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$344,052	$270,650	$665,244	$586,970	$709,067
Add:
Other expense (income)	59,425	205,503	(32,084)	309,179	162,386
Provision for (benefit from) income taxes	55,607	230,266	347,079	(437,637)	86,803
Depreciation and amortization of property, equipment and intangibles	23,561	25,496	26,704	27,818	28,517
Stock-based compensation expense	101,200	103,848	100,262	100,066	97,019
Adjusted EBITDA	$583,845	$835,763	$1,107,205	$586,396	$1,083,792

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